Exhibit 99.1

News Release			FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Third Quarter 2010 Diluted Earnings per Share of $0.66

Highlights:

•	Strong subsea orders of $1.2 billion

•	Subsea backlog increased 34 percent sequentially to $3.1 billion

•	Full year 2010 diluted earnings per share guidance raised to $2.90 to $2.95 from the previous guidance of $2.70 to $2.90

HOUSTON, October 27, 2010 – FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2010 revenue from continuing operations of $960 million, down 12 percent from the prior-year quarter due primarily to lower subsea systems revenue. Diluted earnings per share from continuing operations were $0.66 compared to $0.73 in the prior-year quarter.

Total backlog increased 28 percent from the second quarter of 2010 to $3.6 billion and included $3.1 billion in subsea systems. It was the third consecutive quarterly backlog increase and was mainly driven by $1.2 billion in subsea systems orders. The 2010 year-to-date subsea order amount of $3.0 billion is already the second highest annual total in FMC’s history.

“We had another strong quarter for subsea orders consistent with our positive outlook on the subsea market,” said Peter D. Kinnear, Chairman and Chief Executive Officer. “International orders helped to offset the impact from the Gulf of Mexico drilling moratorium, which will continue to negatively impact our subsea systems business in the fourth quarter and into 2011. We are raising our estimate of 2010 diluted earnings per share to a range of $2.90 to $2.95, which compares to our previous 2010 guidance of $2.70 to $2.90.”

-more-

FMC Technologies Reports Third Quarter 2010 Diluted Earnings per Share of $0.66	2

Energy Production Systems

Energy Production Systems’ third quarter revenue was $770.1 million, including subsea systems revenue of $619 million. Lower subsea backlog at the beginning of the quarter and the timing of new project execution led to the lower subsea systems volume. Energy Production Systems’ operating profit of $105.9 million decreased from the prior-year quarter due mostly to lower volume and operating margin in the subsea systems business.

Energy Production Systems’ inbound orders for the third quarter were $1.4 billion, nearly double the inbound orders that were recorded in the third quarter of 2009. Subsea systems orders were $1.2 billion, the second highest quarter for subsea orders in FMC’s history. Backlog for Energy Production Systems was $3.4 billion including $3.1 billion in subsea systems. Both orders and backlog increased for the third consecutive quarter.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue was $192.7 million, a 16 percent increase over the prior-year quarter. Energy Processing Systems’ third quarter operating profit of $34.5 million was up 40 percent from the prior-year quarter. The increase was mostly driven by higher volume and operating margin in the fluid control business, which had record revenue in the quarter.

Energy Processing Systems’ inbound orders were $193.7 million for the third quarter, a 43 percent increase compared to the prior-year quarter. The increases in revenue, operating profit and orders were predominately driven by the fluid control business, which continued to benefit from a high level of North American pressure pumping activity. Backlog for the segment was $263.9 million at the end of the quarter.

Corporate Items

Corporate expense in the third quarter was $10.2 million, an increase of $0.9 million from the prior-year quarter. Other expense, net, was $15.2 million, a decrease of $5.8 million from the prior-year quarter.

The Company ended the third quarter with net debt of $66.5 million. Net interest expense was $1.8 million in the quarter.

-more-

FMC Technologies Reports Third Quarter 2010 Diluted Earnings per Share of $0.66	3

The Company repurchased 679 thousand shares of common stock in the quarter for $40.9 million and now has 2.5 million shares remaining in its stock repurchase authorization.

Depreciation and amortization for the third quarter was $24.7 million, up $1.0 million from the previous quarter, and capital expenditures totaled $26.3 million.

The Company recorded an effective tax rate of 28.7 percent for the third quarter.

Summary and Outlook

FMC Technologies reported third quarter revenue from continuing operations of $960 million and diluted earnings per share from continuing operations of $0.66.

Total Company backlog increased 28 percent from the second quarter of 2010 to $3.6 billion and included $3.1 billion in subsea systems. The backlog increase was mainly driven by $1.2 billion in subsea systems orders, which brought the year-to-date total for subsea systems orders to $3.0 billion.

The Company raised guidance for 2010 diluted earnings per share from continuing operations from the previous range of $2.70 to $2.90 to a new range of $2.90 to $2.95.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 11,200 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2010 conference call at 9:00 a.m. EDT on Thursday, October 28, 2010. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Revenue	$960.0	$1,088.4	$3,022.8	$3,245.2
Costs and expenses	848.2	947.2	2,607.6	2,851.5

	111.8	141.2	415.2	393.7

Other income (expense), net	3.6	(5.7)	(4.6)	(2.4)

Income before net interest expense and income taxes	115.4	135.5	410.6	391.3

Net interest expense	(1.8)	(2.1)	(6.5)	(6.5)

Income from continuing operations before income taxes	113.6	133.4	404.1	384.8

Provision for income taxes	32.5	41.6	126.8	114.8

Income from continuing operations	81.1	91.8	277.3	270.0

Income from discontinued operations, net of income taxes	0.3	0.4	0.3	0.2

Net Income	81.4	92.2	277.6	270.2

Less: net income attributable to noncontrolling interests	(0.4)	(0.6)	(1.4)	(1.6)

Net income attributable to FMC Technologies, Inc.	$81.0	$91.6	$276.2	$268.6

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.67	$0.74	$2.27	$2.15
Income from discontinued operations	—	—	—	—

Basic earnings per share	$0.67	$0.74	$2.27	$2.15

Basic weighted average shares outstanding	120.8	123.3	121.8	124.7

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.66	$0.73	$2.24	$2.13
Income from discontinued operations	0.01	—	0.01	—

Diluted earnings per share	$0.67	$0.73	$2.25	$2.13

Diluted weighted average shares outstanding	121.8	124.7	123.0	126.1

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$80.7	$91.2	$275.9	$268.4
Income from discontinued operations	0.3	0.4	0.3	0.2

Net income attributable to FMC Technologies, Inc.	$81.0	$91.6	$276.2	$268.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenue

Energy Production Systems	$770.1	$926.9	$2,480.6	$2,733.1
Energy Processing Systems	192.7	166.2	552.6	521.3
Other revenue (1) and intercompany eliminations	(2.8)	(4.7)	(10.4)	(9.2)

	$960.0	$1,088.4	$3,022.8	$3,245.2

Income before income taxes

Segment operating profit
Energy Production Systems	$105.9	$140.4	$393.1	$384.9
Energy Processing Systems	34.5	24.8	91.3	81.8

Total segment operating profit	140.4	165.2	484.4	466.7

Corporate items
Corporate expense	(10.2)	(9.3)	(29.3)	(25.2)
Other revenue and other expense, net (1)	(15.2)	(21.0)	(45.9)	(51.8)
Net interest expense	(1.8)	(2.1)	(6.5)	(6.5)

Total corporate items	(27.2)	(32.4)	(81.7)	(83.5)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$113.2	$132.8	$402.7	$383.2

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009 (1)	2010	2009 (1)
Inbound Orders

Energy Production Systems	$1,365.0	$692.1	$3,482.3	$1,792.5
Energy Processing Systems	193.7	135.0	599.7	427.4

Subtotal Energy Systems	1,558.7	827.1	4,082.0	2,219.9
Intercompany eliminations	(2.0)	(4.0)	(6.4)	(7.8)

Total inbound orders	$1,556.7	$823.1	$4,075.6	$2,212.1

	September 30
	2010	2009
Order Backlog
Energy Production Systems	$3,390.0	$2,736.8
Energy Processing Systems	263.9	226.7

Subtotal Energy Systems	3,653.9	2,963.5
Intercompany eliminations	(4.3)	(4.1)

Total order backlog	$3,649.6	$2,959.4

(1)	Inbound orders for 2009 have been revised to exclude the effects of foreign currency translation on backlog. Prior to 2010, the Company's practice was to include backlog translation effects as a component of inbound orders.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2010 (Unaudited)	December 31, 2009

Cash and cash equivalents	$512.1	$460.7
Trade receivables, net	1,003.3	879.2
Inventories	546.4	591.8
Other current assets	275.2	293.9

Total current assets	2,337.0	2,225.6

Property, plant and equipment, net	580.9	581.9
Goodwill	273.1	272.7
Intangible assets, net	143.9	154.6
Investments	141.7	141.8
Other assets	145.8	132.9

Total assets	$3,622.4	$3,509.5

Short-term debt and current portion of long-term debt	$11.6	$28.5
Accounts payable, trade	300.7	343.9
Advance payments and progress billings	537.0	670.4
Other current liabilities	563.2	635.7

Total current liabilities	1,412.5	1,678.5

Long-term debt, less current portion	567.0	391.6
Other liabilities	384.0	327.6
FMC Technologies, Inc. stockholders' equity	1,249.4	1,102.8
Noncontrolling interest in consolidated companies	9.5	9.0

Total liabilities and equity	$3,622.4	$3,509.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2010	2009
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$275.9	$268.4
Depreciation and amortization	77.1	64.7
Trade accounts receivable, net	(123.8)	143.4
Inventories	34.9	(22.5)
Accounts payable, trade	(40.1)	(132.1)
Advance payments and progress billings	(128.7)	(83.7)
Other	37.3	177.1

Net cash provided by operating activities of continuing operations	132.6	415.3

Cash required by operating activities of discontinued operations	—	(1.2)

Cash provided (required) by investing activities:
Capital expenditures	(65.0)	(76.0)
Proceeds from disposal of assets	2.1	18.8

Net cash required by investing activities	(62.9)	(57.2)

Cash provided (required) by financing activities:
Net issuance (repayment) of debt	158.1	(176.8)
Issuance of capital stock	1.9	1.4
Purchase of stock held in treasury	(164.4)	(134.2)
Other financing	(13.4)	(7.2)

Net cash required by financing activities	(17.8)	(316.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.5)	17.2

Increase in cash and cash equivalents	51.4	57.3

Cash and cash equivalents, beginning of period	460.7	340.1

Cash and cash equivalents, end of period	$512.1	$397.4